First M&F Corp. Investor Information
CONTACT:	John G. Copeland
EVP & Chief Financial Officer
(662) 289-8594

May 15, 2009

FOR IMMEDIATE RELEASE

First M&F revises first quarter loss upward for goodwill impairment and declares dividend

KOSCIUSKO, Miss. - First M&F Corp. (NASDAQ: FMFC) today revised its previously announced loss for the first quarter ended March 31, 2009 from a loss of $10.277 million, or a negative ($1.14) basic and diluted earnings per share, to a loss of $27.241 million, or a negative ($2.99) basic and diluted earnings per share after writing off $17.068 million in goodwill and other intangible assets.  This loss is compared to earnings of $3.139 million, or $.34 basic and diluted earnings per share for the first quarter of 2008.  As reported previously, the Company also continued to recognize losses in its loan portfolio by recording almost $20 million in provision expense for the quarter.

The recent fall in First M&F’s stock price, the continuing stress on the Company’s real estate loan portfolio and general economic conditions were all contributing indicators that goodwill might be impaired. The completion of a March 31 test did find goodwill and other intangibles impaired.  Mr. Potts commented, “While the goodwill impairment has no effect on cash flow, liquidity, regulatory capital or financial resources, it is, nevertheless, an action which may cause some level of concern among our shareholders and customers.  For that reason it is regrettable, however, it is in keeping with conservative financial principles and the operations, stability and strength of the Company are unaffected.”  Mr. Potts concluded, “Our capital is strong.  Our deposits and depositors remain safe.  Our ability and commitment to serving, growing and profiting from the delivery of exceptional, relational and relevant banking services is unabated.”

The Company also announced today that the Board of Directors declared a quarterly cash dividend payable June 30 to shareholders of record as of June 17 of $0.01 per share.  This is a reduction of the quarterly dividend from $ .13 per share to $ .01 per share.  “In view of recent earnings, our Board of Directors voted to reduce the dividend to avoid eroding retained earnings and to ensure that the Company maintained its well-capitalized equity position,” said Mr. Potts.  “While this decision is perhaps the most difficult of the many tough decisions made lately, it is prudent in light of the performance of the last two quarters and the present uncertain economic conditions,” said Mr. Potts.  Finally Mr. Potts stated, “It is fully expected that dividends will be restored as profits rebound. Capital retention is presently very important and will be the foundation of future value and growth.”

In conclusion, said Mr. Potts, “These times are indeed unusual.  However, M&F Bank has thrived through a Great Depression, numerous economic recessions, two World Wars and innumerable battles and skirmishes and is still strong and still fully engaged in serving our constituencies with integrity and a sense of stewardship.”

About First M&F Corporation

First M&F Corp., the parent of M&F Bank, is committed to proceed with its mission of making the mid-south better through the delivery of excellence in financial services to 33 communities in Mississippi, Alabama, Tennessee and Florida.

Caution Concerning Forward-Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First M&F Corporation's filings with the Securities and Exchange Commission.

First M&F Corporation
Condensed Consolidated Statements of Condition (Unaudited)
(In thousands, except share data)

	March 31	December 31	March 31
	2009	2008	2008
Cash and due from banks	35,992	47,738	52,735
Interest bearing bank balances	14,985	6,556	8,204
Federal funds sold	54,900	9,350	3,800
Securities available for sale (cost of $280,687, $223,882 and $240,473)	285,752	227,145	243,250
Loans held for sale	6,066	7,698	6,229

Loans	1,149,252	1,176,595	1,206,168
Allowance for loan losses	41,506	24,918	14,196
Net loans	1,107,746	1,151,677	1,191,972

Bank premises and equipment	44,827	44,642	45,185
Accrued interest receivable	9,742	9,832	11,289
Other real estate	10,907	11,061	6,927
Goodwill	16,772	32,572	32,572
Other intangible assets	5,758	7,127	7,491
Other assets	45,950	41,467	37,814
Total assets	1,639,397	1,596,865	1,647,468

Non-interest bearing deposits	191,386	178,689	187,080
Interest bearing deposits	1,121,774	1,082,698	1,126,495
Total deposits	1,313,160	1,261,387	1,313,575

Federal funds and repurchase agreements	8,064	9,728	5,714
Other borrowings	140,524	151,547	143,977
Junior subordinated debt	30,928	30,928	30,928
Accrued interest payable	2,999	3,537	4,979
Other liabilities	5,031	3,770	4,867
Total liabilities	1,500,706	1,460,897	1,504,040

Preferred stock, 30,000 shares issued and outstanding	28,657	-	-
Common stock, 9,063,346, 9,063,346 and 9,060,080 shares issued & outstanding	45,317	45,317	45,300
Additional paid-in capital	31,842	30,447	30,399
Nonvested restricted stock awards	788	780	709
Retained earnings	31,548	60,133	66,341
Accumulated other comprehensive income	538	(727)	661
Total Company equity	138,690	135,950	143,410
Noncontrolling interests in subsidiaries	1	18	18
Total equity	138,691	135,968	143,428
Total liabilities & equity	1,639,397	1,596,865	1,647,468

First M&F Corporation and Subsidiary
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except share data)

	Three Months Ended March 31
	2009	2008
Interest and fees on loans	17,273	22,155
Interest on loans held for sale	79	97
Taxable investments	2,316	2,357
Tax exempt investments	562	507
Federal funds sold	25	88
Interest bearing bank balances	6	77
Total interest income	20,261	25,281

Interest on deposits	6,385	9,721
Interest on fed funds and repurchase agreements	33	60
Interest on other borrowings	1,503	1,876
Interest on subordinated debt	496	497
Total interest expense	8,417	12,154

Net interest income	11,844	13,127
Provision for possible loan losses	19,840	780
Net interest income after loan loss	(7,996)	12,347

Service charges on deposits	2,522	2,793
Mortgage banking income	368	393
Agency commission income	971	1,001
Fiduciary and brokerage income	116	138
Other income	1,211	1,176
Gains (losses) on AFS investments	-	11
Total noninterest income	5,188	5,512

Salaries and employee benefits	7,162	7,656
Net occupancy expense	1,108	1,005
Equipment expenses	755	891
Software and processing expenses	526	431
Foreclosed property expenses	756	89
Goodwill impairment	15,800	-
Intangible asset amortization and impairment	1,369	121
Other expenses	3,567	3,161
Total noninterest expense	31,043	13,354

Net income (loss) before taxes	(33,851)	4,505
Income tax expense (benefit)	(6,594)	1,363
Net income (loss)	(27,257)	3,142
Net income (loss) attributable to noncontrolling interests	(16)	3
Net income (loss) attributable to Company	(27,241)	3,139
Dividends and accretion on preferred stock	154	-
Net income (loss) applicable to common stock	(27,395)	3,139
Earnings (loss) attributable to participating securities	(306)	42
Net income (loss) allocated to common shareholders	(27,089)	3,097

Weighted average shares (basic)	9,063,346	9,064,311
Weighted average shares (diluted)	9,063,346	9,066,147
Basic earnings (loss) per share	$(2.99)	$0.34
Diluted earnings (loss) per share	$(2.99)	$0.34

Return on assets (annualized)	-6.71%	0.76%
Return on equity (annualized)	-73.59%	8.87%
Return on common equity (annualized)	-81.81%	8.87%
Efficiency ratio	80.41%	70.34%
Net interest margin (annualized, tax-equivalent)	3.33%	3.66%
Net charge-offs to average loans (annualized)	1.13%	0.27%
Nonaccrual loans to total loans	4.51%	0.78%
90 day accruing loans to total loans	0.12%	0.45%